EXHIBIT 99.1

Quanex Building Products Corporation Reports Third Quarter 2013 Results

Consolidated Net Income of $5.0 Million or $0.13 Per Diluted Share
EPG Net Sales Increase 17.0%; Operating Income Improves to $18.6 Million
ERP Project Stopped; Company to Focus on Revenue and Profit Growth Initiatives

HOUSTON, Sept. 4, 2013 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading manufacturer of fenestration products for the global window and door industry, today released fiscal 2013 third quarter results for the period ended July 31, 2013.

  Consolidated third quarter 2013 net sales increased 8.9 percent to $259.2 million, compared to $237.9 million a year ago.
  Third quarter 2013 net income was $5.0 million, or $0.13 per diluted share compared to net income of $1.5 million, or $0.04 per diluted share in the year ago quarter.
  Consolidated third quarter EBITDA, a non-GAAP measure, was $19.3 million, compared to $10.6 million a year ago.
  Year-to-date consolidated 2013 net sales were $677.3 million, compared to $593.9 million a year ago.
  Year-to-date consolidated net loss was $10.5 million compared to a loss of $17.5 million a year ago.
  Consolidated year-to-date EBITDA, a non-GAAP measure, was $17.4 million, compared to $2.5 million a year ago.

The 2013 year-to-date results, when measured against comparable prior year periods, benefitted from the inclusion of sales related to the Aluminite acquisition completed in December 2012 and the elimination of 2012 strike-related costs at Nichols Aluminum. Adjusting for these items, third quarter and year-to-date results improved as a result of higher sales across all divisions under the Engineered Products Group (EPG) segment and cost savings associated with the company's insulating glass systems facility consolidation that occurred in 2012. This was partially offset by higher information technology and Enterprise Resource Planning (ERP) implementation costs.

Dividend Declared

On August 29, 2013, the Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable September 30, 2013, to shareholders of record on September 16, 2013.

Engineered Products Group (EPG) is focused on providing window and door OEMs with fenestration components, products, and systems. Key end markets are residential repair & remodel (R&R) and new home construction.

(in millions)
	Q3 2013	Q3 2012	YTD 2013	YTD 2012
Net sales	$156.8	$134.1	$388.1	$342.2
Operating income	18.6	13.1	27.3	14.9
EBITDA	26.6	20.0	50.9	35.9
  Global EPG sales for the 12 months ended July 31, 2013 were up 11.2%. EPG's North American domestic fenestration sales, the most comparable sales figure to those reported by Ducker, increased 11.5% (3.4% excluding Aluminite) from the previous 12 months.
  Preliminary U.S. window shipments as reported by Ducker increased 10.1% over the 12 months ended June 30, 2013, driven by a 27.6% increase in new construction units.  U.S. window shipments to the residential R&R market as reported by Ducker increased 1.3% for the 12 month period ended June 30, 2013. A greater portion of EPG's sales are tied to R&R versus new construction.
  EPG sales results continue to be negatively impacted by lower vinyl pricing, higher industry sales of lower performance windows typically installed in new construction and continued weak R&R sales.

Aluminum Sheet Products Group is a leading provider of aluminum sheet coil through its Nichols Aluminum operation. Key end markets are residential R&R, new home construction and transportation.

(in millions, except for spread)
	Q3 2013	Q3 2012	YTD 2013	YTD 2012
Net sales	$105.2	$107.0	$299.5	$261.0
Operating loss	(0.5)	(3.2)	(5.2)	(16.2)
EBITDA	1.3	(1.5)	(0.0)	(10.1)
Shipped pounds	77	75	213	180
Spread per pound	0.39	0.38
  The improvement in shipped pounds was primarily due to increased seasonal demand for aluminum sheet product.
  Profitability was negatively impacted by product mix, with increased demand for mill finished product, which commands a lower price when compared to painted sheet.
  Spread improved $0.01 per pound to $0.39 per pound compared to $0.38 per pound in the year ago quarter, but was down sequentially when compared to the $0.42 per pound result achieved in the second quarter of 2013.
  Spread at Nichols remains challenging primarily due to a larger reduction in aluminum prices compared to the reduction in scrap aluminum prices, as well as a tight scrap supply market.
  Nichols Aluminum's shipments for the 12 months ended July 31, 2013, increased 16.5%.
  Industry shipments as reported by the Aluminum Association decreased 0.6% over the same period.

Corporate and Other Items

  Corporate expenses in the quarter were $11.0 million compared to $8.4 million in the year ago quarter primarily due to higher ERP expenses of $2.0 million, (including $1.7 million of higher depreciation) and $1.1 million in higher IT-related costs, partially offset by $0.6 million in lower stock-based compensation costs.
  In August 2013, following a management recommendation, the company's board of directors voted to cease the implementation of the ERP project.  The proposal was made based on management's belief that investments made in initiatives that will drive greater revenue growth and profitability will be more impactful to increasing shareholder value than continuing to invest in the ERP system.
  Total cash of $16.1 million.
  No outstanding borrowings against the revolving credit facility.
  Cash provided by operating activities for the first nine months of 2013 was $6.6 million.
  Available capacity under the company's revolving credit facility was approximately $82.5 million.

Conference Call Information

Quanex will host its conference call today, September 4, 2013 at 9:00 a.m. (Eastern) to discuss its results and outlook. The call will be available via webcast at www.quanex.com in the Investors section.

Forward Looking Statement

Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, future operating results of Quanex, the financial condition of Quanex, future uses of cash and other expenditures, expenses and tax rates, expectations relating to the company's ERP project, expectations relating to the company's industry, and the company's future growth. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's Form 10-K filing on December 31, 2012, under the Securities Exchange Act of 1934 ("Exchange Act"), in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, please visit www.quanex.com

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

Three Months Ended July 31,			Nine Months Ended July 31,
2013	2012		2013	2012

$ 259,174	$ 237,905	Net sales	$ 677,345	$ 593,928
215,182	200,663	Cost of sales	576,835	510,542
24,683	26,659	Selling, general and administrative	83,063	80,936
12,193	9,131	Depreciation and amortization	33,389	28,381
7,116	1,452	Operating income (loss)	(15,942)	(25,931)
(182)	(108)	Interest expense	(495)	(348)
(46)	21	Other, net	(128)	199
6,888	1,365	Income (loss) before income taxes	(16,565)	(26,080)
(1,919)	166	Income tax benefit (expense)	6,068	8,578
$ 4,969	$ 1,531	Net income (loss)	$ (10,497)	$ (17,502)

		Earnings (loss) per common share:
$ 0.13	$ 0.04	Basic	$ (0.28)	$ (0.48)
$ 0.13	$ 0.04	Diluted	$ (0.28)	$ (0.48)

		Weighted average common shares outstanding:
36,856	36,637	Basic	36,838	36,584
37,413	37,163	Diluted	36,838	36,584

$ 0.04	$ 0.04	Cash dividends per share	$ 0.12	$ 0.12

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31, 2013	October 31, 2012
Assets
Cash and equivalents	$ 16,073	$ 71,255
Accounts receivable, net	99,051	85,644
Inventories, net	67,839	65,904
Deferred income taxes	24,497	20,439
Prepaid and other current assets	6,592	7,628
Total current assets	214,052	250,870
Property, plant and equipment, net	176,033	168,877
Deferred income taxes	12,381	8,911
Goodwill	71,302	68,331
Intangible assets, net	80,757	78,380
Other assets	17,036	14,169
Total assets	$ 571,561	$ 589,538

Liabilities and stockholders' equity
Accounts payable	$ 78,479	$ 80,985
Accrued liabilities	45,357	46,459
Current maturities of long-term debt	375	368
Total current liabilities	124,211	127,812
Long-term debt	753	1,033
Deferred pension and postretirement benefits	5,862	6,873
Liability for uncertain tax positions	5,416	6,736
Non-current environmental reserves	9,037	9,827
Other liabilities	13,008	15,430
Total liabilities	158,287	167,711
Total stockholders' equity	413,274	421,827
Total liabilities and stockholders' equity	$ 571,561	$ 589,538

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Nine Months Ended July 31,
	2013	2012
Operating activities:
Net loss	$ (10,497)	$ (17,502)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	33,389	28,381
Stock-based compensation	3,856	3,180
Deferred income tax benefit	(6,862)	(9,437)
Excess tax benefit from share-based compensation	(172)	(413)
Restructuring charges	—	1,206
Other, net	698	2,133
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Increase in accounts receivable	(9,642)	(7,114)
Decrease (increase) in inventory	3,095	(7,515)
Decrease (increase) in other current assets	241	(757)
Increase (decrease) in accounts payable	(2,990)	10,242
Increase (decrease) in accrued liabilities	(6,883)	5,789
Increase (decrease) in income taxes	1,622	(771)
Decrease in deferred pension and postretirement benefits	(1,011)	(1,572)
Increase in other long-term liabilities	1,229	488
Other, net	504	(351)
Cash provided by operating activities	6,577	5,987
Investing activities:
Acquisitions, net of cash acquired	(22,096)	—
Capital expenditures	(34,517)	(31,710)
Proceeds from disposition of capital assets	335	36
Proceeds from property insurance claim	—	479
Cash used for investing activities	(56,278)	(31,195)
Financing activities:
Borrowings under credit facility	23,500	—
Repayments of credit facility borrowings	(23,500)	—
Repayments of other long-term debt	(364)	(339)
Common stock dividends paid	(4,446)	(4,413)
Issuance of common stock	909	2,501
Excess tax benefit from share-based compensation	172	413
Debt issuance costs	(1,163)	—
Purchase of treasury stock	—	(1,284)
Cash used for financing activities	(4,892)	(3,122)

Effect of exchange rate changes on cash and equivalents	(589)	1,003

Decrease in cash and equivalents	(55,182)	(27,327)
Cash and equivalents at beginning of period	71,255	89,619
Cash and equivalents at end of period	$ 16,073	$ 62,292

QUANEX BUILDING PRODUCTS CORPORATION
SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three Months Ended July 31,			Nine Months Ended July 31,
2013	2012		2013	2012
		Net Sales:
$ 156,823	$ 134,060	Engineered Products	$ 388,099	$ 342,223
105,198	107,024	Aluminum Sheet Products	299,493	261,017
262,021	241,084	Building Products	687,592	603,240

(2,847)	(3,179)	Eliminations	(10,247)	(9,312)

$ 259,174	$ 237,905	Net Sales	$ 677,345	$ 593,928

		Operating Income (Loss)
$ 18,561	$ 13,063	Engineered Products	$ 27,303	$ 14,949
(490)	(3,162)	Aluminum Sheet Products	(5,187)	(16,213)
18,071	9,901	Building Products	22,116	(1,264)

(10,955)	(8,449)	Corporate & Other	(38,058)	(24,667)

$ 7,116	$ 1,452	Operating Income (Loss)	$ (15,942)	$ (25,931)

QUANEX BUILDING PRODUCTS CORPORATION
NON-GAAP FINANCIAL MEASURE DISCLOSURE
(In thousands)
(Unaudited)

EBITDA is a non-GAAP financial measure that Quanex management uses to measure its operational performance and assist with financial decision-making. We believe this non-GAAP measure provides a consistent basis for comparison between periods, and will assist investors in understanding our financial performance, including under market conditions outlined in our forward-looking guidance. The company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Three Months Ended July 31, 2013					Nine Months Ended July 31, 2013
Engineered Products	Aluminum Sheet Products	Corporate & Other	Quanex		Engineered Products	Aluminum Sheet Products	Corporate & Other	Quanex
			$ 4,969	Net income (loss)				$ (10,497)
			1,919	Income tax expense (benefit)				(6,068)
			46	Other, net				128
			182	Interest expense				495
18,561	(490)	(10,955)	7,116	Operating income (loss)	27,303	(5,187)	(38,058)	(15,942)
8,067	1,820	2,306	12,193	Depreciation and amortization	23,637	5,173	4,579	33,389
26,628	1,330	(8,649)	19,309	EBITDA	50,940	(14)	(33,479)	17,447

Three Months Ended July 31, 2012					Nine Months Ended July 31, 2012
Engineered Products	Aluminum Sheet Products	Corporate & Other	Quanex		Engineered Products	Aluminum Sheet Products	Corporate & Other	Quanex
			$ 1,531	Net income (loss)				$ (17,502)
			(166)	Income tax expense (benefit)				(8,578)
			(21)	Other, net				(199)
			108	Interest expense				348
13,063	(3,162)	(8,449)	1,452	Operating income (loss)	14,949	(16,213)	(24,667)	(25,931)
6,911	1,697	523	9,131	Depreciation and amortization	20,961	6,154	1,266	28,381
19,974	(1,465)	(7,926)	10,583	EBITDA	35,910	(10,059)	(23,401)	2,450

Financial Statistics as of July 31, 2013
Book value per common share:			$11.15
Total debt to capitalization:			0.3%
Return on invested capital:			(2.2%)
Actual number of common shares outstanding:			37,049,551
CONTACT: Financial Contact: Marty Ketelaar,
         713-877-5402;
         Media Contact: Valerie Calvert,
         713-877-5305